Exhibit 10.2

February 18, 2008

John J. McCaffrey, Jr.

Vice President

BTU International, Inc.

23 Esquire Rd.

North Billerica, MA 01862

Dear Jack:

BTU International, Inc. (the “Company”) wants to encourage you to become an employee of the company and values your association with us as an executive officer. To that end, the Company is offering you the assurance of severance pay, as described below, in the event that your employment is terminated in specific circumstances. Therefore, the purpose of this letter is to confirm the agreement between you and the Company on the following terms:

1.	Severance Benefits.

a.

In the event that the Company terminates your employment other than for Cause (as defined below in Section 2(b)): (i) the Company will continue to pay you your base salary, at the rate in effect on the date of termination, until the earlier of (A) the conclusion of a period equal to six months plus one month for each year of service, up to a maximum of twelve months, or (B) the date you commence employment that provides you with substantially equivalent base salary and bonus opportunity to the last position you held at the Company (the “Severance Pay Period”); (ii) for the duration of the Severance Pay Period, subject to any employee contribution applicable to active employees, the Company shall continue to contribute to the premium cost of your participation and that of your eligible dependents in the Company’s group medical and dental plans, provided that you and your dependents are entitled to continue such participation under applicable law and plan terms; and (iii) provided you work through at least April 1 of the year in which termination occurs, at the time bonuses are payable to executives of the Company generally for the year in which termination occurs (but in no event later than two and one-half months following the close of the fiscal year for which the bonus was earned), the Company will pay you a pro-rata portion of the bonus to which you would have been entitled had your employment continued through the end of the year, in its discretion (if any), such pro rata portion to be based upon the number of days you worked prior to termination divided by 233 (the “Pro Rata Bonus”); provided, however, that no payments will be made by the Company

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pursuant to this Section 1(a) until after the effective date of the Release of Claims described below. Salary continuation payments to which you may be entitled hereunder shall be payable in accordance with the Company’s standard payroll practices and shall commence on the next regular Company payday for executives that is at least 5 business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by you, is received by the Company, but with the first payment being retroactive to the date following the date of termination.

b.	In the event that within one year of a Change in Control (as defined below in Section 2(c)) the Company terminates your employment other than for Cause or you terminate your employment for Good Reason (as defined below in Section 2(d)), by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, giving the Company thirty (30) days to remedy the condition, and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition, then: within ten (10) days following the effective date of the Release of Claims described below, the Company will provide you with one lump-sum payment in the amount representing: (i) twelve (12) months of your base salary at the rate in effect on the date of termination; plus (ii) provided you work through at least April 1 in the year in which termination occurs, the Pro Rata Bonus, which shall be calculated as if you and the Company met but did not exceed the performance targets for the year in which termination occurs, and shall be based upon the number of days you worked prior to termination divided by 233. For the avoidance of doubt, (Y) if the Company terminates your employment other than for Cause within one year of a Change in Control, payments to you pursuant to this Section 1(b) shall be in lieu of, and not in addition to, payments pursuant to Section 1(a) hereof, and (Z) no payments will be made by the Company pursuant to this Section 1(b) until after the effective date of the Release of Claims described below.

c.

In the event that a Change of Control (as defined below in Section 2(c)) occurs, and (i) you remain employed by the Company on the date that is six (6) months following the consummation of the Change of Control (the “Eligibility Date”), or (ii) the Company terminates your employment other than for Cause following the Change of Control but prior to the Eligibility Date, the Company will provide you, within ten (10) days following the Eligibility Date or the effective date of the Release of Claims, as applicable, with either (A) a lump-sum cash payment in the amount equal to the value of 7,000 shares of the Company’s common stock, such value to be determined as of the date the Change of Control is consummated, or (B) at the Company’s option, if following the Change of Control the Company is the surviving corporation, 7,000 shares

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of the Company’s common stock (the “Retention Bonus”). For the avoidance of doubt, if you terminate your employment for any reason prior to the Eligibility Date, or if the Company terminates your employment for Cause prior to the Eligibility Date, you will not be eligible for the Retention Bonus or any portion thereof.

d.	In the event your employment is terminated in accordance with Section 1(a) or 1(b) above, and during your employment part of your compensation was earned on a commission basis: (i) the Company will pay you, at the time such commissions otherwise would have been paid to you had you remained an active employee of the Company, all commission payments that had become due and payable to you prior to the date of termination but that had not yet been paid to you; and (ii) the Company will pay you, in one lump-sum payment within ten (10) days following the effective date of the Release of Claims described below, an amount representing fifty percent (50%) of the total commissions that were paid to you for the calendar year prior to the year in which termination occurs.

e.	Notwithstanding anything to the contrary in this Agreement, if at the time of your separation from service you are a “specified employee”, as hereinafter defined, no payment shall be made to you before the date which is six months after you separate from service (within the meaning of 409A), except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulations 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in 1.409A-1(b)(9)(iii), benefits which qualify as excepted welfare benefits pursuant to Treasury regulations 1.409A-1(a)(5), or other amounts or benefits that are not subject to the requirements of Section 409A). For purposes of this Section, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

2.	Definitions. For the purposes of this Agreement, the following definitions shall apply:

a.	“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

b.	“Cause” means (i) your material failure to perform (other than by reason of disability) or material negligence in the performance of your duties and responsibilities for the Company or any of its Affiliates; (ii) commission by you of fraud, embezzlement or theft with respect to the Company or its Affiliates; or (iii) commission by you of any felony or any other crime involving dishonesty or moral turpitude.

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c.	“Change of Control” means (i) any entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)), other than the Company or any of its Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Exchange Act), directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (ii) any merger or consolidation involving the Company (other than a merger of a subsidiary with the Company); or (iii) any sale or other disposition by the Company of all or substantially all of the assets of the Company other than to one or more of the Company’s Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates.

d.	“Good Reason” means, without your consent, the occurrence of one or more of the following events: (i) the material reduction of your base salary by the Company without your consent (other than a reduction applicable to all Company managerial employees); (ii) the material diminution in the scope of your duties, responsibilities or authority by the Company; or (iii) the material failure by the Company to comply with any of the material provisions of this Agreement.

3.	Release of Claims. In order to be eligible to receive any of the severance pay and benefits under Section 1(a), 1(b), 1(c)(ii) and 1(d)(ii) of this Agreement, you must execute a timely and valid release of claims in favor of the Company, in the form attached hereto as Exhibit 1, and you must not revoke the release of claims (the “Release of Claims”). The Release of Claims shall be delivered to you not later than ten (10) business days following the date of termination, and you shall be required to execute it, if at all, not later than the date determined by the Company to be the last day of the period it must provide to you by law to consider the Release of Claims.

4.	Confidentiality and Restricted Activities.

a.

You acknowledge that the Company and its Affiliates continually develop Confidential Information, that you may develop Confidential Information for the Company or its Affiliates and that you may learn of Confidential Information during the course of employment. You will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the

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proper performance of your duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by you incident to your employment or other association with the Company or any of its Affiliates. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

b.	You acknowledge that in your employment with the Company you will have access to confidential information of the Company and its Affiliates which, if disclosed, would assist in competition against them and that you will also generate goodwill for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after your employment with the Company are necessary to protect the goodwill, confidential information and other legitimate interests of the Company and its Affiliates:

i.	While you are employed by the Company and for the period of twelve (12) months after your employment terminates, you shall not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which competes with any Business of the Company or its Affiliates, in the United States or any other geographic area where such Business is being conducted or actively being planned to be conducted at or prior to the last day of your employment. For the purposes of this Section 4, the Business of the Company and its Affiliates shall include all Products and your undertaking shall encompass all items, products and services that may be used in substitution for Products. Notwithstanding the foregoing, ownership of not more than five percent of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 4.

ii.	You agree that while you are employed by the Company and during the two years after your employment terminates, you will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

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c.	In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 4. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 4, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the Company further agree that, in the event that any provision of this Section 4 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5.	Payment Schedule and Withholding. Payments by the Company under this agreement shall be reduced by all taxes and other amounts which the Company is required to withhold under applicable law.

6.	Not a Contract of Employment. This agreement is not a contract of employment for a definite term and does not otherwise restrict your right, or that of the Company, to terminate your employment, with or without notice or cause.

7.	Miscellaneous.

a.	This is the entire agreement between you and the Company, and replaces all prior communications, agreements and understandings, written or oral, with respect to termination of your employment and all related matters (provided that all standard form of Company confidentiality, assignment of invention and similar agreements that you have signed shall continue to be in full force and effect). No modification or amendment of this Agreement shall be valid unless in writing and signed by you and a duly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

b.	Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into any entity or transfer all or substantially all of its properties or assets to any entity, the Company may (and will use its reasonable efforts to) assign its rights and obligations under this Agreement to such entity. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our representative successors, executors, administrators, heirs and permitted assigns.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me. At the time you sign and return it, this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Sincerely,

BTU International, Inc.

By:	/s/ Paul van der Wansem
Paul van der Wansem
Chief Executive Officer

Accepted and agreed:

/s/ John J. McCaffrey, Jr.
Date: 2/28/08

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Exhibit 1

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the letter agreement between me and BTU International, Inc. (the “Company”) dated as of                      (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

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I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chief Executive Officer of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: